Exhibit 10.4

Standardaero, INC.
2024 INCENTIVE AWARD PLAN

GLOBAL RESTRICTED STOCK Unit Grant Notice

Capitalized terms not specifically defined in this Global Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2024 Incentive Award Plan (as amended and/or restated from time to time, the “Plan”) of StandardAero, Inc. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Global Restricted Stock Unit Agreement attached as Exhibit A, including any additional terms and conditions for Participant’s country set forth in the appendix thereto (the “Appendix” and, together with the Global Restricted Stock Unit Agreement, the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:	[To be specified in individual award agreements]

By accepting the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. Further, any acceptance of Shares issued pursuant to this Grant Notice and Agreement shall constitute Participant’s acceptance of the RSUs and agreement with all terms and conditions of the RSUs, as set forth in the Plan, the Agreement and this Grant Notice.

STANDARDAERO, INC. PARTICIPANT

By: __________________________ __________________________

Name: ________________________ [Participant Name]

Title: _________________________

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

Article I.

general
1.1
Award of RSUs and Dividend Equivalents.
(a)
The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.
(b)
The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Participant will have no right to the payment of any Dividend Equivalent until the time (if ever) the related RSU has vested.
1.2
Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3
Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.

VESTING; forfeiture AND SETTLEMENT
2.1
Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise provided in this Agreement or another binding written agreement between Participant and the Company or as otherwise determined by the Administrator. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
2.2
Settlement.
(a)
RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the date on which the RSU vests. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with U.S. Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A
(b)
If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.
2.3
Certain Terminations. Notwithstanding anything to the contrary in Section 2.1 of this Agreement, the RSUs shall become fully vested upon Participant’s Qualifying Termination. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)
“Qualifying Termination” shall mean Participant’s Termination of Service that occurs as a result of (i) Participant’s death or Disability, (ii) a Termination of Service by the Company without Cause (as defined in the Plan) within the twelve-month period immediately following a Change in Control or (iii) Participant’s Qualifying Retirement.
(b)
“Qualifying Retirement” shall mean Participant’s Termination of Service due to retirement if each of the following conditions have been satisfied: (i) Participant has remained continuously in service as a Service Provider for at least one year following the Grant Date, (ii) Participant has provided to the Company at least six months’ prior written notice of Participant’s intent to retire in a form acceptable to the Company and retires at the end of such notice period and (iii) Participant has attained both sixty years of age and has completed five full years of employment with the Company and its Subsidiaries.
Article III.

TAXATION AND TAX WITHHOLDING
3.1
Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2
Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)
As set forth in Section 9.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the RSUs or Dividend Equivalents (the “Tax Withholding Obligation”). The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs or Dividend Equivalents to, or to cause any such Shares to be held in book-entry form by, Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax Withholding Obligations resulting from the vesting or settlement of the RSUs or Dividend Equivalents or any other taxable event related to the RSUs or Dividend Equivalents.
(b)
Unless, prior to the date on which the Tax Withholding Obligation arises as a result of the vesting or settlement of the RSUs or Dividend Equivalents, the Administrator has determined in writing that the Tax Withholding Obligation will be satisfied by another method set forth in the Plan, then, notwithstanding anything to the contrary contained in the Plan, the Tax Withholding Obligation shall automatically, and without further action by Participant or the Company, be satisfied by having the Company withhold taxes from the proceeds of the sale of the Shares through a mandatory sale arranged by the Company on Participant’s behalf, in the manner set forth in this Section 3.2(b) and Section 10.17 of the Plan:
(i)
In the event Participant’s Tax Withholding Obligation will be satisfied under this Section 3.2(b), then the Company shall instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares, at the then-prevailing market price, from those Shares issuable to Participant upon settlement of the RSUs or Dividend Equivalents as is required to generate cash proceeds sufficient to satisfy Participant’s Tax Withholding Obligation (with such Tax Withholding Obligation to be calculated based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes as of the date of delivery). Such sale shall occur on the date on which Participant first becomes subject to the Tax Withholding Obligation (or as soon as practicable thereafter), and proceeds from each such sale will be made to the Company as soon as reasonably practicable upon settlement thereof. The broker is under no obligation to arrange for such sale at any particular price, and the proceeds of any such sale pursuant to this provision may not be sufficient to satisfy the Tax Withholding Obligation. The Company shall act under this Section as Participant’s agent and attorney-in-fact to cooperate and communicate with the broker and to instruct the broker with respect to the number of Shares to be sold under this provision. It may not be possible to sell Shares pursuant to this provision due to (A) a legal or contractual restriction applicable to Participant or to the broker, (B) a market disruption, (C) rules governing order execution priority on the stock exchange on which the Shares are traded, (D) a sale effected pursuant to this provision that fails to comply (or in the reasonable opinion of the broker’s counsel is likely not to comply) with Rule 144 under the Securities Act or would result in a short-swing profit under Section 16 of the Exchange Act, or (E) the Company’s determination that sales may not be effected under this provision. In the event of the broker’s inability to sell Shares, Participant will continue to be responsible for the timely payment to the Company and/or its affiliates of the Tax Withholding Obligation.
(ii)
To the extent applicable, Participant shall have full responsibility for compliance with (A) any reporting requirements under Rule 144 of the Securities Act and Section 13 or 16 of the Exchange Act, (B) the short-swing profit recovery provisions under Section 16 of the Exchange Act, and (C) any federal, state or foreign securities laws or regulations concerning trading while aware of material nonpublic information. Participant agrees that Participant is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent the broker from conducting the sales pursuant to this provision and shall immediately notify the Company if he or she becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent the broker from making such sales pursuant to this provision.
(c)
Participant’s “Applicable Tax Withholding Rate” for purposes of Section 3.2(b) only shall mean the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; provided, that the number of Shares surrendered by Participant or withheld by the Company to satisfy the Tax Withholding Obligation with respect to the RSUs or Dividend Equivalents shall be rounded up to the nearest whole Share.

(d)
Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the RSUs and Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or Dividend Equivalents or the subsequent sale of Shares. Neither the Company nor any Subsidiary commits or is under any obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
Article IV.

other provisions
4.1
Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2
Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3
Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4
Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7
Entire Agreement. The Plan, the Grant Notice and this Agreement (including any appendices attached hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8
Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
4.10
Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.11
Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format, scanned pages or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.
4.12
Governing Law. The RSUs and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without regard to conflict of laws principles.

* * * * *

APPENDIX A

TO THE GLOBAL RESTRICTED STOCK UNIT AGREEMENT

PROVISIONS FOR PARTICIPANTS BASED OUTSIDE THE U.S.

The following terms and conditions apply to Participants based outside the U.S. or who are otherwise subject to the laws of a jurisdiction other than the U.S. In general, the terms and conditions in this Appendix A supplement the provisions of the main body of this Agreement, unless otherwise indicated herein.

1.
Nature of Grant. By accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the Plan is operated and the RSUs are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Participant may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, Participant’s employer (the “Employer”));
(c)
no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Participant under this Agreement;
(d)
the RSUs are exceptional, voluntary and occasional and do not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(e)
all decisions with respect to future grants of RSUs or other awards, if any, will be at the sole discretion of the Company;
(f)
Participant is voluntarily participating in the Plan;
(g)
the RSUs, the Dividend Equivalents and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(h)
the RSUs, the Dividend Equivalents and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)
unless otherwise agreed with the Company in writing, the RSUs, the Dividend Equivalents and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of any Subsidiary;
(j)
the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(k)
no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the RSUs or Dividend Equivalents resulting from Participant ceasing to provide employment or other services to the Company or any Subsidiary (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any) and/or (ii) the forfeiture or cancellation of the RSUs or Dividend Equivalents and/or recoupment of any Shares, cash, or other benefits acquired under the Plan resulting from the application of any recoupment or compensation recovery policy the Company may adopt and/or amend from time to time, or any other policy of the Company or any Subsidiary that provides for forfeiture, disgorgement or clawback with respect to incentive compensation, or as required by applicable laws, rules, regulations or stock exchange listing standards;
(l)
for purposes of the RSUs, Participant’s date of Termination of Service will be considered to be the date Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is engaged as an employee or the terms of Participant’s employment or service agreement, if any); unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which Participant is considered an employee would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is engaged as an employee or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be actively providing services while on a leave of absence);
(m)
in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, its Subsidiaries or the Employer, waives Participant’s ability, if any, to bring any such claim, and release the Company, its Subsidiaries and the Employer from any such claim; provided, if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(n)
unless otherwise provided in the Plan or by the Company in its discretion, the RSUs, the Dividend Equivalents and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or Dividend Equivalents or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(o)
neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of the RSUs or Dividend Equivalents or of any amounts due to Participant pursuant to the settlement of the RSUs or Dividend Equivalents or the subsequent sale of any Shares acquired upon settlement.
2.
Responsibility for Taxes. The following provisions replace Section 3.2 of the Agreement:
(a)
Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(b)
In connection with any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to fulfill any and all liability for Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to Tax-Related Items by one or a combination of the following without the need for Participant’s consent: (i) withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer or any other Subsidiary, (ii) withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (iii) withholding Shares to be issued upon vesting and settlement of the RSUs, (iv) requiring Participant to tender a cash payment to the Company, the Employer or another Subsidiary, and/or (v) any other method of withholding determined by the Company to be permitted under the Plan and applicable law and, to the extent required by the Plan or applicable law, approved by the Committee.
(c)
The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including up to the maximum applicable rates in Participant’s jurisdiction(s). In the event the application of such withholding rate leads to over-withholding, Participant may receive a refund of any over-withheld amount in cash from the Company or the Employer (and, in no event, will Participant have any entitlement to the equivalent amount in Shares); alternatively, if not refunded by the Company or the Employer, Participant may be able to seek a refund from the local tax authorities. In the event the application of such withholding rate leads to under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authorities.
(d)
Participant agrees to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares (or the cash equivalent) or the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
3.
Data Privacy. If Participant would like to participate in the Plan, Participant will need to review the information provided in this Section 3 of Appendix A and, where applicable, declare Participant’s consent to the processing and/or transfer of personal data as described below.
(a)
EEA+ Controller. If Participant is based in the European Union (“EU”), the European Economic Area, Switzerland or the United Kingdom (collectively, “EEA+”), Participant should note that the Company, with its registered address at 6710 North Scottsdale Road, Suite 250, Scottsdale, Arizona 85253, USA, is the controller responsible for the processing of Participant’s personal data in connection with this Agreement and the Plan.
(b)
Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, which the Company receives from Participant, the Employer or otherwise in connection with this Agreement or the Plan (“Personal Data”), for the purposes of implementing, administering and managing the Plan and allocating Shares pursuant to the Plan.

If Participant is based in the EEA+, the legal basis for the processing of Personal Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.

If Participant is based outside of the EEA+, the legal basis, where required, for the processing of Personal Data by the Company is Participant’s consent, as further described below.

(c)
Stock Plan Administration Service Providers. The Company transfers Personal Data to Morgan Stanley/ETRADE (“Broker”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with such other provider serving in a similar manner. The Broker will open an account for Participant to receive and trade Shares acquired under the Plan. Participant may be asked to agree on separate terms and data processing practices with the Broker, with such agreement being a condition to the ability to participate in the Plan.
(d)
International Data Transfers. The Company and its service providers, including without limitation, the Broker, operate (with respect to the Company) in the United States. Participant's country or jurisdiction may have different data privacy laws and protections than the United States. By participating in the Plan, Participant acknowledges and accepts that the transfer of Personal Data outside Participant’s country or jurisdiction is necessary for the Company to perform its contractual obligations under the Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee participation. To the extent required by applicable law, the Company shall implement appropriate safeguards for international transfers of Data, including, for example, by executing standard contractual clauses approved for such use by the European Commission.
(e)
Data Retention. The Company will hold and use the Personal Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(f)
Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Personal Data, (iii) the deletion of Personal Data, (iv) request restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) the portability of Personal Data, (vii) lodge complaints with competent authorities in Participant’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive additional information regarding these rights or to exercise these rights, Participant can contact Diane.Roseborough@StandardAero.com.
(g)
Necessary Disclosure of Personal Data. Participant understands that providing the Company with Personal Data is necessary for the performance of this Agreement and that Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan.

(h)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing any consents referred to herein on a purely voluntary basis. Participant understands that Participant may withdraw any such consent at any time with future effect for any or no reason. If Participant does not consent, or if Participant later seeks to withdraw Participant’s consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant the RSUs or other awards to Participant or administer or maintain the RSUs. For more information on the consequences of refusal to consent or withdrawal of consent, Participant should contact Diane.Roseborough@StandardAero.com.
(i)
Declaration of Consent.

If Participant is based in the EEA+, by acknowledging and accepting this Agreement and indicating consent via the Company’s online acceptance procedure, Participant explicitly declares consent to the onward transfer of Personal Data by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S. as described in Section 3(d) above.

If Participant is based outside of the EEA+, by acknowledging and accepting this Agreement and indicating consent via the Company’s online acceptance procedure, Participant explicitly declares consent to the entirety of the Personal Data processing operations described in this Section 3 including, without limitation, the onward transfer of Personal Data by the Company to the Broker or, as the case may be, a different service provider of the Company in the U.S.

4.
Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant to understand the terms of this Agreement, including this Appendix A and any other appendices thereto, and any other documents related to the Plan or this Agreement. If Participant has received this Agreement, including the appendices or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise required by Applicable Laws.
5.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any of the Shares that are otherwise issuable upon settlement of the RSUs prior to the completion or approval of any registration or qualification of the Shares under any applicable law or under any rulings or regulations of any governmental regulatory body, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the Shares with any securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with securities, exchange control or other laws applicable to issuance of Shares.
6.
Choice of Venue. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the RSUs or this Agreement, shall be brought and heard exclusively in the U.S. District Court for the District of Delaware. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts and hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
7.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs, the Dividend Equivalents and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
8.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
9.
Insider Trading/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including (but not limited to) the U.S. and Participant’s jurisdiction, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs) or rights linked to the value of shares during such times Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant is responsible for complying with any such restrictions and should speak to Participant’s personal legal advisor on this matter.
10.
Foreign Asset/Account Reporting and Exchange Control Requirements. Participant acknowledges that there may be foreign asset and/or account reporting and/or exchange control requirements which may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, balances, assets and/or the related transactions to the tax, exchange control or other authorities in Participant's jurisdiction. Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to Participant’s jurisdiction through a designated bank or broker and/or within a certain time after receipt. Participant is responsible for complying with such regulations and should speak to Participant’s personal legal advisor on this matter.
11.
Appendix B. Participant shall also be subject to any terms and conditions set forth in Appendix B to this Agreement for Participant’s jurisdiction. Moreover, if Participant relocates to, or becomes a resident of, another jurisdiction while the RSUs are outstanding or while holding any Shares acquired upon vesting and settlement of the RSUs, the terms and conditions set forth in Appendices A and B will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix B constitutes part of this Agreement.

APPENDIX B

TO THE GLOBAL RESTRICTED STOCK UNIT AGREEMENT

JURISDICTION-SPECIFIC PROVISIONS FOR PARTICIPANTS BASED OUTSIDE THE U.S.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan and the Agreement.

Additional Terms and Conditions

This Appendix B, which is a part of the Agreement, includes additional terms and conditions that govern the RSUs, the Dividend Equivalents and/or the Shares underlying the RSUs and that will apply to Participant if Participant is in one of the countries listed below.

If Participant is a citizen and/or resident of a country other than the one in which Participant is currently working and/or residing (or is considered as such for local law purposes) or if Participant transfers employment and/or residency to a different jurisdiction after the Grant Date, the Company will, in its sole discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.

Notifications

This Appendix B also includes information relating to securities, exchange control and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time the RSUs vest and are settled or Shares acquired under the Plan are sold.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working and/or residing (or is considered as such for local law purposes), or if Participant transfers employment and/or residency to a different jurisdiction after the Grant Date, the information contained herein may not apply to Participant in the same manner.

AUSTRALIA

Notifications

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).

Securities Law Information. The offer of RSUs is being made under Division 1A Part 7.12 of the Australian Corporations Act 2001 (Cth).

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transaction may file the report. If there is no Australian bank involved in the transfer, Participant will have to file the report. Participant should consult with a personal advisor to ensure that Participant is properly complying with applicable reporting requirements in Australia.

BRAZIL

Additional Terms and Conditions

Nature of Grant. The following provision supplements Section 1 of the Appendix A:

By accepting the RSUs, Participant acknowledges, understands and agrees that (i) Participant is making an investment decision, and (ii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to Participant.

Compliance with Law. By accepting the RSUs, Participant agrees to comply with all applicable Brazilian laws and report and pay any and all applicable Tax-Related Items associated with the vesting and settlement of the RSUs, the payment of the Dividend Equivalents, the sale of any Shares acquired under the Plan, and the receipt of any dividends.

Notifications

Exchange Control Information. If Participant is resident or domiciled in Brazil, Participant must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil on an annual basis if the aggregate value of such assets and rights held of December 31 of any year is equal to or greater than USD 1,000,000. If the aggregate value exceeds USD 100,000,000 as of the end of each quarter, a declaration must be submitted quarterly. The assets and rights that must be reported include Shares acquired under the Plan.

CANADA

Additional Terms and Conditions

Award. The following provision replaces Section 1.1 of the Agreement:

1.1
Award of RSUs. The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested. For certainty, RSUs are granted in respect of Participant’s service with the Company in the year that coincides with the Grant Date, and not in respect of any previous year.

Settlement. The following provision replaces Section 2.2(a) of the Agreement:

(a)
RSUs will be paid in Shares or cash at the Company’s option, and any Dividend Equivalents (including any Dividend Equivalent Account balance) in respect of such RSUs will be paid in Shares, in each case as soon as administratively practicable after the vesting of the applicable RSUs, but in no event any later than the earlier of the following dates: (i) sixty (60) days after the date on which such RSUs vest, and (ii) December 31st of the third year following the Grant Date.

Nature of Grant. The following provisions replace Section 1(h) and 1(k) of Appendix A:

(h) except as explicitly and minimally required under applicable legislation, the RSUs, the Dividend Equivalents and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(k) except as explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the RSUs or Dividend Equivalents resulting from Participant ceasing to provide employment or other services to the Company or any Subsidiary (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any) and/or (ii) the forfeiture or cancellation of the RSUs or Dividend Equivalents and/or recoupment of any Shares, cash, or other benefits acquired under the Plan resulting from the application of any recoupment or compensation recovery policy the Company may adopt and/or amend from time to time, or any other policy of the Company or any Subsidiary that provides for forfeiture, disgorgement or clawback with respect to incentive compensation, or as required by applicable laws, rules, regulations or stock exchange listing standards;

Nature of Grant. The following provision replaces Section 1(l) of the Appendix A:

Except as explicitly and minimally required under applicable legislation, for purposes of the RSUs, the date that Participant is no longer actively employed by, or actively providing services to, the Company or a Subsidiary shall be the “Termination Date,” and:

(i)
Participant’s employment or service relationship will terminate as of the Termination Date, regardless of the reason for such termination and whether or not later found to be invalid or unlawful (including in breach of any Applicable Laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any); and

(ii)
Participant’s right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from or participate in any portion of the RSUs or the Plan will be measured as of, and immediately terminate on, the Termination Date.

Unless explicitly and minimally required by applicable legislation, the Termination Date shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise.

Subject to Applicable Laws, if the date Participant is no longer actively providing services cannot be reasonably determined under the Agreement, the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s participation in the Plan (including whether Participant may still be considered to be actively providing services while on a leave of absence).

For greater certainty, Participant will not earn or be entitled to any pro-rated vesting or other benefits or participation under the Plan for that period of time before the Termination Date, nor will Participant be entitled to any compensation or damages for lost vesting or other benefits or participation under the Plan.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting or other benefits or participation during a statutory notice period, Participant’s right to vest in the RSUs or otherwise benefit under the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period. For clarity, Participant will not earn or be entitled to pro-rated vesting or other benefits or participation if the vesting date falls after the end of the statutory notice period, nor will Participant be entitled to any compensation for lost vesting or other benefits or participation under the Plan.

For the sake of clarity, any reference to the date of Participant’s Termination of Service (or any similar concept) under the Agreement or the Plan will be interpreted to mean the Termination Date as defined above.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired through the Plan through the Broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange (the “NYSE”).

Foreign Asset/Account Reporting Information. Participant is required to report any foreign specified property, including Shares and rights to receive Shares (e.g., RSUs), annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds CAD 100,000 at any time during the year. Thus, RSUs must be reported - generally at a nil cost - if the CAD 100,000 cost threshold is exceeded because of other foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. Participant understands and agrees that Participant should consult with a personal legal advisor to ensure compliance with applicable reporting obligations.

FRANCE

Additional Terms and Conditions

RSUs Not Tax-Qualified. The RSUs granted under the Agreement are not intended to be French tax-qualified RSUs granted under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Consent to Receive Information in English. By accepting the grant of RSUs and the Agreement, which provides for the terms and conditions of the RSUs, Participant confirms having read and understood the documents relating to the RSUs, which were provided to Participant in English. Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l'octroi des RSU et l'Accord qui en définit les modalités, le Participant confirme avoir lu et compris les documents relatifs aux RSU, qui lui ont été fournis en anglais. Le Participant accepte donc les termes de ces documents.

Notifications

Foreign Asset/Account Reporting Information. If Participant holds securities (including Shares acquired under the Plan) outside of France or maintains a foreign bank account, Participant is required to report such accounts that were opened, held, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with Participant’s personal income tax return.

IRELAND

There are no country-specific provisions.

NETHERLANDS

There are no country-specific provisions.

ROMANIA

Additional Terms and Conditions

Language Consent. By accepting the grant of RSUs, Participant acknowledges that Participant is proficient in reading and understanding English, and has read and acknowledges that Participant has fully understood the terms of the documents related to the grant (the Grant Notice, the Agreement and the Plan), which were provided in the English language. Participant accepts the terms of these documents accordingly.

Consimtamant cu privire la limba. Prin acceptarea acordării de RSU, Participantul recunoaște că Participantul este competent în citirea și înțelegerea limbii engleze și a citit și recunoaște că Participantul a înțeles pe deplin termenii documentelor legate de grant (Avizul de Grant, Acordul și Planul), care au fost furnizate în limba engleză. Participantul acceptă termenii acestor documente în consecință.

Notifications

Exchange Control Information. Participant is not required to seek special authorization from the National Bank of Romania in order to open or maintain a foreign bank account. However, if Participant remits foreign currency into or out of Romania (e.g., the proceeds from the sale of Shares), Participant may be required to provide the Romanian bank through which the foreign currency is transferred with appropriate documentation. Participant should consult with a legal advisor to determine whether Participant will be required to submit such documentation to the National Bank of Romania.

SINGAPORE

Notifications

Securities Law Information. The grant of the RSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The RSUs are subject to section 257 of the SFA and Participant will not be able to make any subsequent sale of the Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (i) after six (6) months from the Grant Date, or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the condition of, any other applicable provisions of the SFA.

Director Notification Information. If Participant is a director, associate director or shadow director of a Singapore Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing of an interest (e.g., RSUs, Shares, etc.) in the Company or any Subsidiary or other related companies within two (2) business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when Shares acquired under the Plan are sold), or (iii) becoming a director, associate director or shadow director if such an interest exists at the time.

UNITED KINGDOM

Additional Terms and Conditions

Settlement. The following provision replaces Section 2.2 of the Agreement:

The discretion to settle vested RSUs in cash, as described in Section 9 of the Plan, does not apply to RSUs granted to Participants in the United Kingdom, and vested RSUs will be settled in Shares only.

Responsibility for Taxes. The following provision supplements Section 2 of the Appendix A:

Without limitation to Section 2 of the Appendix A, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax or relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold, or have paid or will pay, to HMRC (or any other tax or relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant may not be able to indemnify the Company or the Employer for the amount of any income tax that is not collected from or paid by Participant, as it may be considered a loan. In this case, the amount of any income tax not collected may constitute an additional benefit to Participant on which the additional income tax and national insurance contributions (“NICs”) may be payable. Participant understands that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit, which may be collected from Participant by the Company or the Employer by any of the means referred to in Section 2 of the Appendix A.